Exhibit 99.1

FOR RELEASE:	April 24, 2012

Lisa F. Campbell, Executive Vice President

Chief Operating Officer and Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3660

lisac@newcenturybanknc.com

www.newcenturybanknc.com

NEW CENTURY BANCORP REPORTS

FIRST QUARTER 2012 EARNINGS

Net income boosted by loan recovery.

DUNN, NC . . . New Century Bancorp (the “Company” NASDAQ: NCBC), the holding company for New Century Bank, today reported net income of $2.1 million for the quarter ended March, 31, 2012, and basic and diluted earnings per share of $0.31, compared to net income of $121,000 and basic and diluted earnings per share of $0.02 for the quarter ended March 31, 2011.

Total assets for the Company as of March 31, 2012, were $581.0 million, total deposits were $490.0 million, and total loans were $399.8 million, compared to total assets of $632.3 million, total deposits of $542.3 million, and total loans of $461.6 million as of the same date in 2011. Loan demand remains soft due to the economy’s slow recovery, resulting in lower total loans in a year-to-year comparison. Total deposits are also lower in a year-to-year comparison, as the bank’s need for deposits is related to loan demand.

“Our quarterly earnings were boosted by a reduction in our loan loss provision due to a large recovery on a loan, which is a positive outcome for the Company,” said William L. Hedgepeth, president and CEO of New Century Bancorp and New Century Bank. “Even without the recovery, our earnings—the results of day-to-day operations—were strong. We are pleased with these results, as they reflect the hard work of our staff.

“There are still challenges ahead for us, as there are for all community banks, specifically a difficult regulatory environment and a still sluggish economy. As a locally owned and operated community bank offering strong products and services to individuals and small businesses through people who live here and know these communities, we are in a unique position to understand and serve our customers and our market. And that is exactly what we are doing.”

New Century Bank has branch offices in these North Carolina communities: Dunn, Clinton, Fayetteville, Goldsboro, Lillington, Lumberton, and a loan production office in Greenville.

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The information as of and for the quarter ended March 31, 2012, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	March 31, 2010
Summary of Operations:
Total interest income	$6,619	$7,086	$7,584	$7,798	$7,915	$8,333
Total interest expense	1,772	1,903	2,089	2,193	2,240	2,446

Net interest income	4,847	5,183	5,495	5,605	5,675	5,887
Provision for loan losses	(2,136)	319	2,194	2,542	1,164	1,270

Net interest income after provision	6,983	4,864	3,301	3,063	4,511	4,617
Noninterest income	626	642	643	892	641	667
Goodwill Impairment	—	—	—	—	—	—
Noninterest expense	4,216	4,574	4,114	5,339	5,079	4,606

Income (loss) before income taxes	3,393	932	(170)	(1,384)	73	678
Provision for income taxes (benefit)	1,281	333	(148)	(523)	(48)	221

Net income (loss)	$2,112	$599	$(22)	$(861)	$121	$457

Share and Per Share Data:

Earnings (loss) per share - basic	$0.31	$0.09	$(0.00)	$(0.13)	$0.02	$0.07
Book value per share	7.49	7.22	7.14	7.08	7.20	8.03
Tangible book value per share	7.41	7.14	7.05	6.99	7.10	7.91
Ending shares outstanding	6,913,636	6,860,367	6,860,367	6,913,636	6,913,636	6,837,952
Weighted average shares outstanding:
Basic	6,859,196	6,860,367	6,861,034	6,913,636	6,913,636	6,837,952
Diluted	6,859,196	6,860,367	6,861,034	6,913,636	6,913,653	6,845,714
Selected Performance Ratios:

Return on average assets	1.45%	0.39%	-0.01%	-0.55%	0.08%	0.30%
Return on average equity	16.89%	4.80%	-0.18%	-6.82%	0.97%	3.34%
Net interest margin	3.64%	3.68%	3.77%	3.84%	3.94%	4.08%
Efficiency ratio (1)	77.03%	78.52%	67.03%	82.18%	80.41%	70.28%
Period End Balance Sheet Data:

Loans, held for sale	$1,552	$—	$—	$—	$—	$—
Loans, net of unearned income	399,760	417,624	439,410	458,523	461,604	496,448
Total Earning Assets	534,057	536,390	564,928	583,854	581,942	602,436
Goodwill and other intangible assets	516	545	583	622	660	814
Total Assets	580,996	589,651	616,580	629,135	632,327	642,883
Deposits	489,966	501,377	527,172	538,812	542,271	542,348
Short term debt	23,301	21,877	23,850	23,746	23,295	21,744
Long term debt	12,372	14,372	14,372	14,372	14,372	18,372
Shareholders’ equity	51,777	49,546	48,949	48,965	49,778	54,934
Selected Average Balances:

Gross Loans	$409,009	$429,642	$449,650	$460,236	$466,324	$483,665
Total Earning Assets	535,317	559,110	578,349	585,273	583,601	585,277
Goodwill and other intangible assets	533	569	602	640	679	832
Total Assets	585,249	608,118	625,768	631,204	631,582	625,307
Deposits	495,649	518,508	534,271	539,690	539,751	531,115
Short term debt	23,004	23,476	24,491	23,604	22,125	21,802
Long term debt	13,845	14,372	14,372	14,372	16,372	13,972
Shareholders’ equity	50,300	49,486	49,855	50,669	50,379	55,533
Asset Quality Ratios:

Nonperforming loans	$19,270	$19,636	$20,116	$16,307	$15,206	$18,956
Other real estate owned	2,391	3,031	3,230	3,380	5,019	2,680
Allowance for loan losses	9,568	10,034	10,338	10,378	10,118	11,232
Nonperforming loans (2) to period-end loans	4.82%	4.70%	4.58%	3.56%	3.29%	3.82%
Allowance for loan losses to period-end loans	2.39%	2.40%	2.35%	2.26%	2.19%	2.26%
Delinquency Ratio (3)	0.23%	1.02%	0.93%	0.48%	0.59%	0.45%
Net loan charge-offs to average loans	-1.64%	0.68%	1.92%	1.94%	-0.57%	0.05%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.
(3)	Delinquency Ratio includes 30-89 days past due and excludes non-accrual loans.